UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 26, 2014

Semtech Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-6395	95-2119684
(Commission File Number)	(IRS Employer Identification No.)

200 Flynn Road Camarillo, California	93012-8790
(Address of Principal Executive Offices)	(Zip Code)

805-498-2111
(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Compensatory Arrangements with Certain Officers.

Restricted Stock Unit Award to Mr. Maheswaran

On February 26, 2014, the Board of Directors of Semtech Corporation (the “Company”) approved a restricted stock unit award with respect to 220,000 shares of the Company’s common stock to Mohan Maheswaran, the Company’s President and Chief Executive Officer, under the Company’s 2013 Long-Term Equity Incentive Plan (the “Plan”). Mr. Maheswaran did not participate in the Board’s consideration and approval of the award. The restricted stock unit award is subject to the terms of the Plan and the terms of a performance restricted stock unit award certificate (the “RSU Award Certificate”).  The following summary of the RSU Award Certificate is qualified in its entirety by reference to the text of the RSU Award Certificate, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The award is eligible to vest during the period commencing February 26, 2014 and ending February 26, 2019 (the “Performance Period”) as follows:

•                  30% of the restricted stock units covered by the award will vest if, during any consecutive 120 calendar day period that commences and ends during the Performance Period, the average per-share closing price of the Company’s common stock equals or exceeds $35.00.

•                  The award will vest in full if, during any consecutive 120 calendar day period that commences and ends during the Performance Period, the average per-share closing price of the Company’s common stock equals or exceeds $40.00.

The award will also vest if a majority change in control of the Company occurs during the Performance Period and, in connection with such event, the Company’s stockholders become entitled to receive per-share consideration having a value equal to or greater than $40.00.

The restricted stock units carry dividend equivalent rights. The restricted stock units that vest will be paid, on a one-for-one basis, in shares of the Company’s common stock, provided that the Company has the right to settle in cash any stock units credited as dividend equivalents. The stock price performance goals referred to above are subject to adjustment to mitigate the impact of any stock split (including a stock split in the form of a stock dividend) or reverse stock split, and closing prices used to determine whether the applicable stock price goals are attained will be adjusted to include any other dividends paid by the Company during the Performance Period.

Any restricted stock units subject to the award that do not vest during the Performance Period will terminate as of the last day of the Performance Period. In addition, if Mr. Maheswaran’s employment with the Company terminates, any then unvested restricted stock units subject to the award will terminate.

Amendment of Employment Offer Letter with Mr. Maheswaran

On February 27, 2014, the Company entered into a letter agreement (the “Letter Agreement”) with Mr. Maheswaran to amend his existing employment offer letter with the Company, originally dated as of March 8, 2006 and as subsequently amended (the “Offer Letter”). The following summary of the Letter Agreement is qualified in its entirety by reference to the text of the Letter Agreement, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

The Letter Agreement removes from the Offer Letter a tax gross-up provision that would have been applicable if any payment or benefit received by Mr. Maheswaran in connection with a change in control of the Company would have been subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (the “Excise Tax”).  Instead, Mr. Maheswaran’s payments and benefits payable in connection with the change in control will either be reduced (but not below zero) as necessary to avoid Mr. Maheswaran incurring any such Excise Tax or be paid in full (with Mr. Maheswaran paying any Excise Tax due), whichever places Mr. Maheswaran in the best after-tax position.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

10.1	Performance Restricted Stock Unit Award Certificate.

10.2	Letter Agreement, dated as of February 27, 2014, by and between the Company and Mohan Maheswaran.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMTECH CORPORATION

	By:	/s/ Emeka Chukwu
Date: February 27, 2014		Emeka Chukwu
Chief Financial Officer